CHURCHILL DOWNS INCORPORATED

Executive Change in Control, Severance and Indemnity Agreement
THIS AGREEMENT is made and entered into as of the 30th day of October, 2018 (the “Effective Date”), by and between Churchill Downs Incorporated (hereinafter referred to as the "Company") and William C. Carstanjen (hereinafter referred to as the "Executive").
WHEREAS, the Board has approved the Company’s entering into change in control, severance and indemnity agreements with certain key executives of the Company; and
WHEREAS, the Executive is a key executive of the Company;
NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1.	Establishment, Term, and Purpose
This Agreement will commence on the Effective Date and will continue in effect for a three (3) year term, until the third anniversary of the Effective Date. Upon the expiration of the third anniversary of the Effective Date (and each applicable anniversary thereafter, to the extent the Agreement is extended as provided herein), the term of this Agreement will be extended automatically for one (1) additional year, unless either party to this Agreement delivers written notice at least six (6) months prior to such anniversary to the other party that this Agreement will not be extended. In such case, this Agreement will terminate at the end of the term or extended term. Executive hereby acknowledges, for avoidance of doubt, that any termination of this Agreement vis-à-vis notice provided pursuant to this Article 1 shall not constitute an act subject to Section 2.14 or Article 3.
However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2.	Definitions
Whenever used in this Agreement, the following terms will have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

2.1	Agreement - see the recitals to this Agreement.
2.2Accrued Obligations means the aggregate of (i) an Executive’s earned but unpaid Base Salary through the Executive’s date of termination; (ii) payment in respect of any paid time off days accrued but unused through the Executive’s date of termination, to the extent provided by Company policy; (iii) reimbursement for all business expenses properly incurred in accordance with Company policy prior to the Executive’s date of termination and not yet reimbursed by the Company; and (iv) subject to Section 3.3, any earned but unpaid annual bonus in respect of any of the Company’s fiscal years preceding the fiscal year in which the termination occurs (provided, however, that if Executive’s termination is by the Company for Cause and such event(s) and/or action(s) that constitute Cause are materially and demonstrably injurious to the business or reputation of the Company, then no payment will be made pursuant to this clause (iv)).
2.3Base Salary means the salary of record paid to an Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.4Board means the Board of Directors of the Company.
2.5Cause for termination by the Company of Executive's employment with the Company means any of the following:

(a)
the willful and continued failure of Executive to perform substantially his duties to the Company (other than any such failure resulting from incapacity due to disability), after a written demand to cure such failure (the "Demand to Cure") is delivered to Executive by the Chief Executive Officer or the Board, as the case may be, which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties;

(b)	Executive's conviction of, or plea of guilty or no contest to (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; or

(c)	the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company.
For purposes of this definition, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or upon instructions of the Chief Executive Officer or the Board, as the case may be, or based upon the advice of counsel of the Company which Executive honestly believes is within such counsel's competence shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Company shall give written notice to Executive of the termination for Cause. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which the Cause termination is based and such notice shall be given within six (6) months of the occurrence of, or, if later, the Company's actual knowledge of, the act or acts or the failure or failures to act which constitute the grounds for Cause. Executive shall have sixty (60) days upon receipt of the Demand to Cure in which to cure such conduct, to the extent such cure is possible.

2.6	Change in Control has such meaning as is set forth in the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan.
2.7Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
2.8Common Stock means the common stock, no par value, of the Company.
2.9Company - see the recitals to this Agreement.
2.10Disability means that Executive becomes "disabled" within the meaning of Section 409A(a)(2)(C) of the Code or any successor provision and the applicable regulations thereunder.
2.11Effective Date - see recitals to this Agreement.
2.12Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.
2.13Executive - see recitals to this Agreement.
2.14Good Reason for termination by Executive of Executive's employment means the occurrence (without Executive's express written consent) of any one of the following acts by the Company or failures by the Company to act:

(a)
the assignment to Executive of any duties inconsistent in any material respect with the position of Chief Executive Officer (including, office, title and reporting requirements), or the authority, duties or responsibilities of the Chief Executive Officer, or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by Executive (other than any such diminution resulting from incapacity due to disability);

(b)
the sale or other disposition of a material portion of the business or assets of the Company which results in a material change to the Executive’s position as Chief Executive Officer, or the authority, duties or responsibilities associated with such position (including office, title and reporting requirements);

(c)
the Company's involuntary relocation of Executive’s primary office to any location more than 35 miles from the Company’s principal executive offices, resulting in a materially longer normal commute for Executive (excluding reasonably required travel on Company business);

(d)	a reduction in Base Salary or annual incentive target opportunity under the Executive Annual Incentive Plan or other such plan; and

(e)	a material reduction in Executive's welfare benefits plans, qualified retirement plan, or paid time off benefit unless other senior executives suffer a comparable reduction.
Following a Change in Control, the Executive’s terms and conditions of employment as in effect immediately prior to the Change in Control shall be the basis for determining whether “Good Reason” exists. “Good Reason” for Executive’s termination of employment will exist only if (i) Executive gives written notice to the Company of his intention to terminate his employment on account of a Good Reason, with the notice stating in detail the particular act or acts or the failure or failures to act that constitute the grounds on which Executive's Good Reason termination is based and given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason, (ii) the Company fails to cure the conduct within sixty (60) days following receipt of Executive’s written notice, and (iii) Executive terminates employment with the Company effective not later than sixty (60) days after the end of the Company’s cure period.

2.15	Main Office means 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky.
2.16Taxes means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.
2.17Termination of Employment means a termination by the Company or by Executive of Executive's employment with the Company that constitutes a separation from service under Code Section 409A.
Article 3. Severance Benefits
3.1Right to Severance Benefits. The Executive will be entitled to receive from the Company Severance Benefits, as described in this Article 3 herein, if the Executive satisfies the conditions set forth in this Article 3. Except with respect to the Accrued Obligations (and subject to Section 3.3, as applicable), in no event herein, except as may be required by applicable federal and/or state law, shall the Executive be entitled to receive any other Severance Benefits if the Executive’s employment is terminated (i) for Cause or (ii) due to a voluntary termination without Good Reason.
3.2Severance Benefits.

(a)
Termination Without Cause by the Company or Voluntary Resignation by Executive for Good Reason. If Executive is terminated by the Company other than for Cause, Disability or death, or if Executive voluntarily resigns for Good Reason, Executive shall receive: (i) the Accrued Obligations; and (ii) subject to Section 3.3, (A) cash payments equal to the product of 2 times the sum of (x) Executive's Base Salary (disregarding for this purpose any reduction in Base Salary that forms the basis for Good Reason) plus (y) Executive's target bonus for the year of the Termination of Employment (disregarding for this purpose any reduction in target bonus that forms the basis for Good Reason), payable in equal installments over the 18 months following Termination of Employment, (B) treatment of all equity-based awards per the terms of the applicable plan, award or agreement, (C) a lump sum amount equal to the prorated in-cycle bonus of Executive’s target bonus for the year in which the Executive’s Termination of Employment occurs (disregarding for this purpose any reduction in target bonus that forms the basis of Good Reason) based on target performance for such year, and (D) a lump sum amount equal to the total premiums for medical, dental and vision benefits for a three month period which the Executive may, but is not required to, use to pay for COBRA continuation coverage, if applicable. Except for amounts subject to Section 3.3, the remaining Accrued Obligations shall be paid to Executive in a lump sum amount within sixty (60) days following the Executive’s date of termination.

(b)
Termination following a Change in Control. If, during the 2-year period following a Change in Control, Executive is terminated by the Company other than for Cause, Disability or death, or if Executive voluntarily resigns for Good Reason, Executive shall receive: (i) the Accrued Obligations; and (ii) subject to Section 3.3, (A) cash payments equal to the product of 2 times the sum of (x) Executive's Base Salary (disregarding for this purpose any reduction in Base Salary that forms the basis for Good Reason) plus (y) Executive's target bonus for the year of the Termination of Employment (disregarding for this purpose any reduction in target bonus that forms the basis for Good Reason), payable in equal installments over the 18 months following such Termination of Employment, (B) treatment of all equity-based awards per the terms of the applicable plan, award or agreement, (C) a lump sum amount equal to the prorated in-cycle bonus of Executive’s target bonus for the year in which the Executive’s Termination of Employment occurs (disregarding for this purpose any reduction in target bonus that forms the basis of Good Reason) based on target performance for such year, and (D) a lump sum amount equal to the total premiums for medical, dental and vision benefits for a three month period which the Executive may, but is not required to, use to pay for COBRA continuation coverage, if applicable. Except for amounts subject to Section 3.3, the remaining Accrued Obligations shall be paid to Executive in a lump sum amount within sixty (60) days following the Executive’s date of termination.

(c)
Death.    Following a Termination of Employment for death, Executive’s estate shall receive: (i) the Accrued Obligations; and (ii) subject to Section 3.3, (A) a pro-rata bonus, if any, for the year of death, based on the target bonus for which Executive was eligible for such year, and paid when bonuses under such applicable bonus plans are normally paid, (B) treatment of all equity-based awards per the terms of the applicable plan, award or agreement, (C) all other benefits and payments per the applicable plan or program, and (D) life insurance benefits paid per such applicable plans. Except for amounts subject to Section 3.3, the remaining Accrued Obligations shall be paid to Executive’s estate in a lump sum amount within sixty (60) days following the Executive’s date of termination. All other accrued and vested benefits, if any, due Executive following a Termination of Employment for death shall be determined in accordance with the plans, policies, and practices of the Company.

(d)
Disability. Following a Termination of Employment for Disability, Executive shall receive: (i) the Accrued Obligations; and (ii) subject to Section 3.3, (A) a pro-rata bonus, if any, for the year of Termination of Employment, based on the target bonus for which Executive was eligible for such year, and paid when bonuses under the applicable bonus plans are normally paid, (B)  treatment of all equity-based awards per the terms of the applicable plan, award or agreement, (C) all other benefits and payments per the applicable plan or program, and (D) short-term and long-term disability benefits per the applicable plans. Except for amounts subject to Section 3.3, the remaining Accrued Obligations shall be paid to Executive in a lump sum amount within sixty (60) days following the Executive’s date of termination. All other accrued and vested benefits, if any, due Executive following a Termination of Employment for Disability shall be determined in accordance with the plans, policies, and practices of the Company.
3.3Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments to which Executive is entitled under this Article 3, which are described as being subject to this Section 3.3 are conditioned upon and shall not be payable unless (A) Executive complies with the covenants set forth in Article 4, (B) Executive, or, if applicable, his or her estate’s personal representative, executes a general release and waiver, in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement and (ii) rights to which Executive is entitled by virtue of his participation in the employee benefit plans, policies and arrangements of the Company, within the minimum time period required under applicable state and federal laws, or if no such period, ten business days following the date of Executive's termination, and (C) Executive, or, if applicable, his or his estate's personal representative, has not revoked such release agreement described in Section 3.3(B) within the time permitted under applicable law. Payments subject to this Section 3.3 shall commence or be made, as applicable, on the sixtieth (60th) day after the Termination of Employment, with any payments scheduled to occur between the Termination of Employment and such sixtieth (60th) day provided on such day.
3.4Withholding of Taxes. The Company will be entitled to withhold from any amounts payable under this Agreement all Taxes as may be legally required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).
Article 4. Covenants

(a)
Confidentiality. Executive agrees that Executive will not at any time during Executive's employment with the Company or thereafter, except in performance of Executive's obligations to the Company hereunder, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that Executive may learn by reason of his association with the Company. The term "Confidential Information" shall mean any past, present, or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information, or other material relating to the business, strategies, services, or activities of the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, including leases, regulatory status, compensation paid to employees, or other terms of employment, and trade secrets, market reports, customer investigations, customer lists, and other similar information that is proprietary information of the Company; provided, however, the term "Confidential Information" shall not include any of the above forms of information which has become public knowledge, unless such Confidential Information became public knowledge due to any act or acts by Executive or his representative(s) in violation of this Agreement. Notwithstanding the foregoing, Executive may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by any such court or other government agency, administrative body, or legislative body to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the reasonable written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the reasonable written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.
Nothing contained herein prohibits Executive from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.
Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(b)
Non-Solicit. During Executive’s employment and for two (2) years immediately following a Termination of Employment for any reason, Executive shall not, without the prior written consent of the Company, solicit or induce any then-existing employee of the Company or any of its subsidiaries to leave employment with the Company or any of its subsidiaries or contact any then-existing customer or vendor under contract with the Company or any of its subsidiaries for the purpose of obtaining business similar to that engaged in, or received (as appropriate), by the Company, except that Executive shall not be precluded from (i) hiring any such employee who has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between the Executive or his/her subsequent employer and such employee, (ii) employing or contacting any such person who contacts Executive or his/her subsequent employer on his or her own initiative without any otherwise prohibited solicitation, or (iii) employing or contacting any person as a result of general solicitations not specifically directed at the Company, any of its subsidiaries or any of its employees.

(c)
Future Employment. Notwithstanding any provision herein to the contrary, including Executive’s compliance with Section 4(b), herein, for two (2) years immediately following a Termination of Employment for any reason, Executive shall not, without the prior consent of the Company, directly or indirectly perform any job, task, function, skill or responsibility for, or render advice or services to, or otherwise assist, a business (including any subsidiary or other related entity of such business, but excluding any tax-exempt, charitable organization), other than the Company, for which William E. Mudd provides any such job, task, function, skill or responsibility, or to which Mr. Mudd renders advice or services, or otherwise assists, during the two (2) year period immediately following Executive’s Termination of Employment, provided, the Executive shall be permitted to have (or make) a passive investment in, and serve on the board of (without remuneration), any company or business in which Mr. Mudd also has (or makes) a passive investment. Notwithstanding the preceding, in the event Executive breaches covenant set forth in this Section 4(d), Executive shall be obligated to repay to Company all benefits previously paid to Executive hereunder and any obligation for the Company to make any future payments hereunder shall cease and shall be rendered null and void.

(d)
Non-Disparagement.    The Executive agrees that during his employment and following a Termination of Employment for any reason, Executive shall not, directly or indirectly, in any individual or representative capacity whatsoever, make any public or private statements (whether orally or in writing), other than true statements to the extent necessary to prosecute or defend any adversarial proceedings against the Company, that disparage, denigrate or malign the Company or that could be detrimental in any respect to the reputation or goodwill of the Company.

(e)
Cooperation. Executive agrees that during his employment or following a Termination of Employment for any reason, Executive shall, upon reasonable advance notice, assist and cooperate with the Company as is reasonable with regard to any investigation or litigation related to a matter or project in which Executive was involved during Executive's employment. The Company shall reimburse Executive for all reasonable and necessary expenses related to Executive's services under this Section 4(e) (i.e., travel, lodging, meals, telephone and overnight courier) within ten (10) business days of Executive submitting to the Company appropriate receipts and expense statements.

(f)	Survivability. The duties and obligations of Executive pursuant to this Section 4 shall survive the termination of this Agreement and Executive's Termination of Employment for any reason.

(g)
Remedies. Executive acknowledges that the protections of the Company set forth in this Section 4 are fair and reasonable. Executive agrees that remedies at law for a breach or threatened breach of the provisions of this Section 4 would be inadequate and, therefore, the Company shall be entitled, in addition to any other available remedies, without posting a bond, to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may be then available.

(h)
Limitation. If the duration, scope, or nature of any restriction on business activity covered by any provision of Section 4(b) above is in excess of what is valid and enforceable under applicable law, such restriction shall be construed to limit duration, scope or activity to an extent that is valid and enforceable, with such extent to be the maximum extent possible under applicable law. For Section 4(b) above, Executive hereby acknowledges that such Section shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

Article 5. Tax Adjustment Payment
5.1Tax Adjustment Payment. In the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), whether or not the Executive has terminated employment with the Company, if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Total Payments shall be reduced (but not below zero) such that the value of the Total Payments shall be one dollar ($1) less than the maximum amount of payments which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code; provided, however, that the foregoing limitation shall not apply in the event that it is determined that the Total Payments on an after-tax basis (i.e., after payment of federal, state, and local income taxes, penalties, interest, and Excise Tax) if such limitation is not applied would exceed the after-tax benefits to the Executive if such limitation is applied. The Executive shall bear the expense of any and all Excise Taxes due on any payments that are deemed to be “excess parachute payments” under Section 280G of the Code.
5.2Tax Computation. The determination of whether any of the Total Payments will be subject to the Excise Tax and the assumptions to be used in arriving at such determination, shall be made by a nationally recognized certified public accounting firm that does not serve as an accountant or auditor for any individual, entity or group effecting the Change in Control as designated by the Company (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive or the Company requesting a calculation hereunder. All fees and expenses of the Accounting Firm will be paid by the Company.
Article 6. The Company's Payment Obligation
The Company's obligation to make the payments and the arrangements provided for herein will be absolute and unconditional, and will not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder will be paid without notice or demand. Subject to the provisions of Sections 3.2 and 3.3 and Article 4, in the event of the Executive’s death prior to the full payment of benefits due and owing to the Executive hereunder, any payments still remaining to be made shall be made to the Executive’s estate in a single, lump sum amount within sixty (60) days following the Executive’s date of death.
The Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment will in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement.
Notwithstanding anything in this Agreement to the contrary, if Severance Benefits are paid under this Agreement, no severance benefits under any program of the Company, other than benefits described in this Agreement, will be paid to the Executive.

Article 7.	Indemnification
7.1Indemnity of Executive. To the fullest extent permitted by law, and subject only to the exclusions set forth in Sections 7.2 and 7.10 of this Agreement, the Company hereby agrees to hold harmless and indemnify the Executive from and against any and all reasonable costs and expenses (including, but not limited to, attorneys’ fees) and any liabilities (including, but not limited to, judgments, fines, penalties and reasonable settlements) paid by or on behalf of, or imposed against, the Executive in connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including any appeal relating thereto), whether formal or informal, and whether made or brought by or in the right of the Company or otherwise, in which the Executive is, was or at any time becomes a party or witness, or is threatened to be made a party or witness, or otherwise, by reason of the fact that the Executive is, was or at any time becomes a director, officer, employee or agent of the Company or, at the Company’s request, a director, officer, partner, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.
7.2Limitations on Indemnity. No Indemnity pursuant to Section 7.1 of this Agreement shall be paid by the Company:

(a)	if a court of competent jurisdiction renders a final adjudication on the merits, in an action, suit or proceeding in which the Executive is a party, that such indemnification is prohibited by law;

(b)
in connection with any transaction with respect to which a court of competent jurisdiction renders a final adjudication on the merits, in an action, suit or proceeding in which the Executive is a party, (i) that the Executive’s personal financial interest was in conflict with the financial interests of the Company or its shareholders and (ii) that the Executive derived an improper personal benefit;

(c)
on account of acts or omissions of the Executive to the extent a court of competent jurisdiction renders a final adjudication on the merits, in an action, suit or proceeding in which the Executive is a party, that such acts or omissions (i) were not in good faith, or (ii) involved intentional misconduct, or (iii) were known to the Executive to be a violation by law;

(d)
in respect of any liability to the extent that a court of competent jurisdiction renders a final adjudication on the merits, in an action, suit or proceeding in which the Executive is a party, that such liability arises under any federal or state statute providing for personal liability by reason of the fact that the Executive is or was a director or officer of the Company, including, by way of example and not limitation, liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, but excluding any liability resulting from actions taken or omitted by the Executive as a fiduciary of an employee benefit plan of the Company to the extent otherwise indemnifiable hereunder;

(e)
to the extent and only to the extent that a majority of the Board of Directors of the Company or a duly designated committee thereof, in either case consisting entirely of directors who are not at the time parties to the claim, action, suit or proceeding against the Executive, determines that the amount of expenses and/or settlements for which indemnification is sought is unreasonable, as determined by an informal survey of the outcomes in similar cases, if any, and/or the Company’s previous dealings in other matters or offers of settlement, if applicable; or

(f)
in connection with any claim, action, suit or proceeding if such claim, action, suit or proceeding was initiated by the Executive or his personal or legal representative, or involved the voluntary solicitation or intervention by the Executive or his personal or legal representative (other than an action to enforce indemnification rights or an action initiated with the approval of a majority of the Board of Directors).

7.3Continuation of Indemnity. All agreements and obligations of the Company contained in this Article 7 shall continue during the period the Executive serves in any capacity entitling the Executive to indemnification under this Article 7 and shall continue thereafter so long as the Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative or other including any appeal relating thereto), whether formal or informal, arising as a result of acts or omissions occurring during the period the Executive served as a director or officer of the Company.
7.4Notification of Claim. It shall be a condition precedent to indemnification under this Article 7 that, within thirty days after receipt by the Executive of actual notice that the Executive is or will be a party, witness or otherwise involved in any threatened or pending action, suit or proceeding described in Section 7.1, the Executive shall have notified the Company in writing of the assertion or commencement thereof. The omission to so notify the Company will not relieve it from any liability which it may have to the Executive otherwise than under this Article 7.
7.5Advancement of Costs and Expenses. The costs and expenses (including, but not limited to, attorneys’ fees) incurred by the Executive in investigating, defending, being a witness in, appealing or otherwise participating in any threatened or pending claim or any threatened or pending action, suit or proceeding described in Section 7.1 shall, at the written request of the Executive, be paid by the Company in advance of final judgment or settlement with the understanding, undertaking and agreement hereby made and entered into by the Executive and the Company that the Executive shall, if it is ultimately determined in accordance with Section 7.2 or pursuant to Section 7.10 that the Executive is not entitled to be indemnified, or was not entitled to be fully indemnified, repay to the Company such amount, or the appropriate portion thereof, so paid or advanced. Such advancements shall be made within ten business days of written request therefor by the Executive.
7.6Enforcement. If a claim for payment under this Article 7 is not paid in full by the Company within ninety days after a written demand has been delivered by the Executive to the Company, or within thirty days after delivery of a written demand by the Executive to the Company based upon a final and unappealable judgment of a court of competent jurisdiction, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the Executive shall also be entitled to be paid all costs and expenses (including, but not limited to, attorneys’ fees) incurred by the Executive in prosecuting such suit. In any suit brought by the Executive to enforce this Article 7, the burden of proof shall be on the Company to establish that the Executive is not entitled to the relief sought under this Article 7.
7.7Partial Indemnity. If the Executive is entitled under any provision of this Article 7 to indemnification by the Company for some or a portion of the costs, expenses, judgments, fines, penalties and amounts paid in settlement, but not for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion thereof to which the Executive is entitled.
7.8Non-exclusivity. The rights of the Executive under this Article 7 shall be in addition to any other rights the Executive may have under the Articles of Incorporation or Bylaws of the Company or by agreement, vote of shareholders or disinterested directors, as a matter of law or otherwise.
7.9Subrogation. In the event of any payment under this Article 7, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents as may be necessary to enable the Company effectively to bring suit to enforce such rights.
7.10No Duplication of Payments. The Company shall not be liable under this Article 7 to make any payment to the extent the Executive has otherwise actually received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise payable by the Company under this Article 7. The Executive shall use his best efforts to collect from all third parties any amounts otherwise payable by the Company under this Article 7. If the Executive is entitled to but has not received payment from a third party (under an insurance policy or otherwise) of amounts otherwise payable by the Company under this Article 7, the Company shall nevertheless pay the Executive such amounts with the understanding, undertaking and agreement hereby made and entered into by the Executive and the Company that the Executive will repay to the Company such amounts to the extent they are ultimately paid to the Executive by such third party.
7.11Directors’ and Officers’ Liability Insurance. The Company agrees to maintain in effect throughout the term of Executive’s employment with the Company and for a period of two years thereafter, directors’ and officers’ liability insurance policies for the benefit of the Executive in a form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company at such time for any officer or director of the Company.
Article 8. Miscellaneous
8.1Employment Status. The employment of the Executive by the Company is "at will," and may be terminated by either the Executive or the Company at any time, subject to applicable law.
8.2Resolution of Disputes and Reimbursement of Legal Costs. Except as otherwise provided in Article 4, the Company and Executive agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. Venue for any arbitration pursuant to this Agreement will lie in Louisville, Kentucky. Any award entered by the arbitrator(s) shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator(s), if applicable, equally.
8.3Governing Law. This Agreement will be governed by, and interpreted in accordance with, the laws of the Commonwealth of Kentucky applicable to agreements made and to be wholly performed within the Commonwealth of Kentucky, without regard to the conflict of laws provisions of any jurisdiction which would cause the application of any law other than that of the Commonwealth of Kentucky.
8.4Entire Agreement/Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, representations or proposals, whether written or oral. Without limitation of the foregoing, this Agreement supersedes and replaces in its entirety that certain Executive Change in Control, Severance and Indemnity Agreement between the Company and the Executive dated August 27, 2014, which is terminated and no longer effective as of the Effective Date of this Agreement. Notwithstanding the preceding, and for purposes of clarity, this Agreement does not supersede or replace any award previously granted to the Executive under the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan.
This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Articles 3, 4 and 7 of this Agreement shall survive the termination of Executive's employment with the Company, except as otherwise specifically stated therein.
8.5Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement of this Agreement shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Agreement. Each party has been provided ample time and opportunity to review and negotiate the terms of this Agreement and consult with legal counsel regarding the Agreement.
8.6No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
8.7Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
8.8Successors.

(a)
This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

(b)
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its business and/or assets, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.

Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company and such successor shall be deemed the "Company" for purposes of this Agreement.
8.9Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender's receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.
If to the Company, to:
Churchill Downs Incorporated
Attn: Senior Vice President, Human Resources
600 N. Hurstbourne Parkway, Ste. 400
Louisville, KY 40222
with copy to:
Churchill Downs Incorporated
Attn: General Counsel
600 N. Hurstbourne Parkway, Ste. 400
Louisville, KY 40222
If to Executive, to
Churchill Downs Incorporated
Attn: William Carstanjen
600 N. Hurstbourne Parkway, Ste. 400
Louisville, KY 40222
8.10Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures delivered by facsimile or PDF file shall constitute original signatures.
8.11Code Section 409A. It is intended that any amounts payable under this Agreement and the Company's and Executive's exercise of authority or discretion hereunder shall comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax. Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A and the rules and regulations thereunder (“Section 409A”), if Executive is a “specified employee” (as defined under Section 409A) as of the date of his “separation from service” (as defined under Section 409A) from the Company, then any payment of benefits scheduled to be paid by the Company to Executive during the first six (6) month period following the date of a termination of employment hereunder that constitutes deferred compensation under Code Section 409A shall not be paid until the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (b) the date of Executive’s death. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum as soon as practicable following the expiration of such period (or if earlier, upon Executive’s death) but in no event later than thirty (30) days following such period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, no amount or benefit that is payable upon a termination of employment or services from the Company shall be payable unless such termination also meets the requirements of a “separation from service” under Section 409A. Each payment, including each installment payment, made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. As such, and to the extent applicable and permissible under Section 409A, each such “separate payment” shall be made in a manner so as to satisfy Section 409A and Treasury Regulations promulgated thereunder, including the provisions which exempt certain compensation from Section 409A, including but not limited to Treasury Regulations Section 1.409A-1(b)(4) regarding payments made within the applicable 2 ½ month period and Section 1.409A-1(b)(9)(iii) regarding payments made only upon an involuntary separation from service. In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Company make any gross-up payment hereunder as a result of the imposition of any interest or additional taxes under Code Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement on this 30th day of October, 2018.

CHURCHILL DOWNS INCORPORATED        EXECUTIVE:

By:	/s/ Chuck Kenyon	/s/ William C. Carstanjen
Name:	Chuck Kenyon	William C. Carstanjen
Its:	SVP, Human Resources